Exhibit 10.1

Mr. Joe Mozden

Chief Executive Officer

Sonic Foundry, Inc.

222 W. Washington Ave., Suite 100

Madison, WI 53703

Dear Mr. Mozden:

This letter agreement (the “Engagement Letter”) confirms and sets forth the terms and conditions of the engagement between, Spotlight CFO Services (“Spotlight”) and Sonic Foundry, Inc., (the “Company”) including the scope of the services to be provided and the basis of compensation for those services. This Engagement Letter is made effective as of the date of the Company’s execution (the Effective Date”).

1.	Scope of Work
a.	Officer - Ken Minor will serve in the capacity of Chief Financial Officer (“CFO”) of the Company and as such an “Officer”
b.	Duties – CFO shall provide interim financial management services to the Company and its Board of Directors (the “Board”). It’s anticipated that CFO activities shall include the following:
i.	Oversight supervision of accounting staff
ii.	Participation in a reasonable level of review and control procedures required to support presentation of materially accurate and complete financial statements
iii.	Review and approval of actual financial results, notes and other disclosures required in periodic presentations to management, the board and filings with the Securities and Exchange Commission (“SEC”)
iv.	Execution of filings with the SEC
v.	Coordination and review of short and long-term cash and financial analysis and forecasts as needed
vi.	Other activities as reasonably requested or determined necessary by CFO in order to execute the role of approving filings with the SEC
c.	Reporting – The CFO will report to the CEO
d.

Projections; Reliance; Limitation of Duties. You understand that the services to be rendered by the CFO will include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the CFO will be relying on information provided by other members of the Company’s management or Board in the preparation of those projections and other forward-looking statements.

CFO and CEO will agree on the appropriate timing for CFO to perform his duties and estimate that execution of such duties will take approximately 8-10 hours per week. Any significant increase in scope or work beyond such efforts will require mutual agreement to alter the scope of work and compensation.

2.	Payment

Spotlight will bill for services weekly, at the beginning of the week, at a rate of $2,000, which is due upon receipt.

3.	Expenses

In addition, Spotlight shall be reimbursed by the Company for reasonable out-of-pocket expenses. All fees and expenses due to Spotlight shall be billed on a monthly basis and agreed to in advance.

4.	Employment

The Company and Spotlight shall remain independent contracting parties; the arrangements contemplated by this Agreement do not create a partnership, joint venture, employment, fiduciary or similar relationship for any purpose. The Company and Spotlight shall be solely responsible for the payment of all wages, and federal, state and local payroll, social security, unemployment, insurance and similar taxes for all of its employees. Spotlight shall not be entitled to receive any compensation or benefits from the Company or to participate in any Company compensation, benefits, incentive, insurance or other plan or program.

5.	Term

The engagement shall commence as of the Effective Date hereof and continue until terminated. This Agreement may be terminated by either party without cause by giving thirty days written notice to the other party; provided, however, that if the Company terminates this Agreement for Cause (as defined below), or if Spotlight terminates this Agreement for Good Reason (as defined below), then any such termination shall be effective immediately upon receipt of a written notice to that effect given by the terminating party to the other party. In the event of any such termination, any fees and expenses due and owing to Spotlight shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination).

For purposes of this Agreement:

“Cause” shall mean if (i) the Spotlight representative is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; or (ii) the Spotlight representative willfully disobeys a lawful direction of the CEO or Board; and

“Good Reason” shall mean the direction by the CEO or Board to perform or not perform some act the performance or non-performance of which would result in the violation of applicable law, the Company’s ethics policy or the direction to file or release any information or document with the SEC that in the opinion of Spotlight is not considered materially accurate or complete.

6.	No Third-Party Beneficiary.

The Company acknowledges that all advice (written or oral) given by Spotlight is intended solely for the benefit and use of the Company. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than relating to: (a) performing and completing the tasks set forth in clauses 1(b) and 1(c) above; (b) advising the Board and the CEO, (c) implementing and accomplishing any operational and/or financial improvement of the Company and (d) as otherwise required by applicable law or by any contract or agreement to which the Company is a party including loan, lease and similar agreements.

7.	Conflicts.

Spotlight is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware.

8.	Confidentiality / Non-Solicitation.

Spotlight shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel or (ii) as required by legal proceedings; provided, however, that if such non-public information is disclosed, Spotlight shall give the Company at least five business days’ notice prior to such disclosure. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. Spotlight acknowledges and represents to the Company that it recognizes its obligations under applicable state and federal securities laws, including its obligation not to disclose material, nonpublic information to any person or other party not subject to a written confidentiality agreement with the Company.

9.	Indemnification.

The Company shall indemnify Spotlight to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to Spotlight. The attached indemnity provisions are incorporated herein and the termination of this Agreement or the engagement shall not affect those provisions, which shall survive termination.  the CFO shall be covered as an officer under the Company’s existing director and officer liability insurance policy. The Company shall also, to the extent reasonably available to the Company, maintain any such insurance coverage for the CFO for a period of not less than two years following the date of the termination of such officer’s services hereunder. If no such director and officer liability insurance is reasonably available to the Company, the Company will use its best efforts to aid Spotlight in acquiring such a policy and will reimburse Spotlight for all costs associated with the policy throughout the term of this Engagement and for two years following the date of termination of each Officer’s services. The Company shall indemnify and hold harmless Spotlight from and against any and all acts or omissions performed by the CFO while performing services within the scope of this engagement. The provisions of this section 9 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the CFO’s rights hereunder. The attached indemnity provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall survive termination.

10.	Notices.

Any notices shall be documented and delivered in writing, by mail, courier delivery, facsimile transmission or e-mail addressed to these addresses:

if to Spotlight:

Ken Minor, Principal

Spotlight CFO Services

S8749 Waters Edge Way

Prairie du Sac, WI 53578

if to Company:

Joe Mozden

222 W. Washington Ave., Suite 100

Madison, WI 53703

if the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Spotlight CFO Services

By:
Ken Minor
Principal

Accepted and Agreed:

Sonic Foundry, Inc.

By:

Chief Executive Officer